Exhibit 99.1

Contact:

Lawrence D. Damron

Senior Vice President & Chief Financial Officer

(847) 229-2222

Aksys Reports Fourth Quarter and Fiscal 2003 Results

Company Continues to Gain Acceptance for the Personal Hemodialysis System

Lincolnshire, IL – February 24, 2004 — Aksys, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, today reported results for the fourth quarter and year ended December 31, 2003.

Fourth Quarter and Fiscal 2003 Highlights

•                  Revenues for the fourth quarter and full-year 2003 were $677,000 and $1,492,000, respectively.  The Company’s net loss for the fourth quarter and full-year 2003 were $6.7 million or $0.22 per share and $22.3 million, or $0.79 per share.

•                  The company had shipped a total of 137 PHD® Systems at year-end, which includes 39 units in the fourth quarter.

•                  Sixty-seven patients were being treated on PHD Systems at year-end, which includes 24 patients added in the fourth quarter.

•                  Aksys had 30 partnership agreements at year-end, which includes 4 signed in the fourth quarter.

•                  Aksys commenced shipments of Phase II PHD Systems.

Financial Results

For the fourth fiscal quarter of 2003, Aksys reported revenues of $677,000 compared to revenues of $130,000 for the fourth quarter of 2002.  The Company reported a net loss for the fourth quarter of 2003 of $6.7 million, or $0.22 per share, compared to a net loss of $4.7 million, or $0.18 per share, for the fourth quarter of 2002.  For the year ended December 31, 2003, Aksys reported revenues of $1,492,000, compared to revenues of $299,000 for the year ended December 31, 2002.  The Company reported a net loss for the full year of $22.3 million, or $0.79 per share, compared with a net loss of $15.7 million, or $0.65 per share, for the prior year.

Cost of sales were $2.3 million in the fourth quarter of 2003, an increase of $1.2 million over the fourth quarter 2002.  For the year ended December 31, 2003, cost of sales were $5.9 million, an increase of $3.6 million compared to the prior year’s cost of sales of $2.3 million.  The cost of sales increase for the both the quarter and the year was driven by the increase in unit sales and by the service and supplies costs on the greater number of machines in use.

Operating expenses for the fourth quarter were $5.1 million, an increase of $1.3 million over the fourth quarter of 2002.  For the year ended December 31, 2003, operating expenses were $18.2 million, an increase of $4.2 million compared to the prior year’s expenses of $14.0 million.  The increase for the fourth quarter and year ended 2003 operating expense can be attributed to the result of legal and advisory expenses related to the Durus litigation, personnel additions to the sales and marketing teams, and related commercialization initiatives.

“We ended the year with $20.8 million of cash, short- and long-term investments on hand and continue to look for opportunities to efficiently meet our cash needs as the company balances commercializing and enhancing the PHD System,” said Larry Damron, Senior Vice President and Chief Financial Officer of Aksys, Ltd.  “We expect to complete Phase III of the cost reduction program, which will yield a machine cost below $35,000, by the latter half of 2004.  This will positively impact our cost structure in 2005.”

Outlook

“2003 proved to be a promising year for Aksys. We accomplished a number of key objectives, including reaching an agreement with a national dialysis center chain and shipping lower cost Phase II PHD Systems.  We are pleased with our accomplishments and look forward to the opportunities that lie ahead in 2004,” commented Bill Dow, President and CEO of Aksys, Ltd.  “In the coming year, our focus will be on expanding our reach, enhancing our product, and continuing to reduce our manufacturing costs. Our goal for 2004 is to bring our PHD shipments to between 400 and 500 units with a patient utilization level of between 60% to 75%.”

Conference Call

The Company plans to discuss these results and further details of its fourth quarter and fiscal 2003 during a conference call on Tuesday, February 24, 2004, at 11:00 a.m. Eastern Time. The call can be accessed via the Internet through www.aksys.com. A replay will be available from 2:00 p.m. Eastern Time, Tuesday, February 24, through 6:00 p.m. Eastern Time, Tuesday, March 9, by dialing 703-925-2533, code 380786 or by logging onto the Internet at www.aksys.com or www.streetevents.com.

About the Company

Aksys, Ltd. produces hemodialysis products and services for patients suffering from kidney failure.  The Company’s lead product, the PHD® System, is a next generation hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care.  Further information is available on Aksys’ website: www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties.  Our actual results could differ materially from the results identified or implied in any forward-looking statement.  These statements are based on our views as of the date they are made with respect to future results or events.  Factors that could cause such a difference include, but are not limited to, the following: (i) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (ii) risks related to uncertain unit pricing and product cost, which may not be at levels that permit the Company to be profitable; (iii) market, regulatory reimbursement and competitive conditions; (iv) risks related to the failure to meet additional development and manufacturing milestones for the PHD System on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (v) our ability to obtain sufficient capital on acceptable terms to run our business; (vi) risks inherent in relying on third parties to manufacture the PHD System; (vii) changes in QSR requirements; and (viii) risks related to the accumulation of our common stock by Durus Life Sciences Master Fund, Ltd. and its affiliates.  The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.

-financial table to follow-

AKSYS, LTD. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter ended December 31,		12 months ended December 31,
	2003	2002	2003	2002
Revenue:
Product	$542,000	$117,000	$1,193,000	$277,000
Service and supplies	135,000	13,000	299,000	22,000
Total revenue	677,000	130,000	1,492,000	299,000
Cost of sales:
Product	1,367,000	731,000	3,077,000	1,686,000
Service and supplies	966,000	350,000	2,787,000	577,000
Total cost of sales	2,333,000	1,081,000	5,864,000	2,263,000
Operating expenses:
Research and development	1,897,000	1,278,000	6,690,000	5,793,000
Sales and marketing	1,342,000	727,000	4,801,000	2,543,000
General and administrative	1,855,000	1,795,000	6,677,000	5,699,000
Total operating expenses	5,094,000	3,800,000	18,168,000	14,035,000
Operating loss	(6,750,000)	(4,751,000)	(22,540,000)	(15,999,000)
Interest income	61,000	66,000	258,000	295,000
Net loss	$(6,689,000)	$(4,685,000)	$(22,282,000)	$(15,704,000)
Net loss per share, basic and diluted	$(0.22)	$(0.18)	$(0.79)	$(0.65)
Weighted average shares outstanding	29,796,586	25,498,922	28,218,819	24,301,029

SELECTED BALANCE SHEET DATA

	December 31, 2003	December 31, 2002
Cash and short-term investments	$20,175,000	$11,510,000
Working capital	20,392,000	11,872,000
Long-term investments	600,000	600,000
Total assets	29,638,000	16,510,000
Total liabilities	6,510,000	2,862,000
Stockholders’ equity	23,128,062	13,648,000